Exhibit 10.20

NATIONAL FINANCIAL PARTNERS CORP.

SEVERANCE PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

I.	Introduction

National Financial Partners Corp. (the “Company”) has established this National Financial Partners Corp. Severance Plan (the “Plan”), effective February 1, 2009 (the “Effective Date”) for Eligible Employees (as defined herein) of the Company and of Participating Employers (as defined herein).

The purpose of the Plan is to offer Eligible Employees who suffer an involuntary termination of employment without Cause, as defined below, the opportunity to receive Severance Pay (as defined herein), subject to the terms and conditions set forth herein, including the execution and non-revocation of a separation agreement (as set forth in Section V below).

This document constitutes both the Plan document and the summary plan description of the Plan.

II.	Definitions

A. “Affiliate” means any entity that together with the Company would constitute a single employer within the meaning of Code Section 414(b), (c) or (m).

B. “Base Pay” means your weekly base salary (or, if you are an hourly employee, your weekly wages based on your normally scheduled workweek) from the Employer immediately prior to your Separation Date and will not include overtime pay, bonus payments, commissions, employer contributions for benefits or other items of incentive or extraordinary compensation. Your Base Pay for purposes of the Plan will be determined before reduction for any salary reduction contributions that were being made on your behalf to any plan of the Employer under Sections 125, 132(f) or 401(k) of the Code.

C. “Cause” means any one of the following:

(i)	your failure to substantially fulfill your obligations with respect to your employment or service;

(ii)	your (a) being charged with or convicted of a felony or (b) engaging in conduct that constitutes gross negligence or gross misconduct in carrying out your duties with respect to your employment or service;

(iii)	the improper disclosure by you of proprietary, privileged or confidential information of the Employer; your breach of a fiduciary duty owed to the Employer; or violation by you of any noncompetition, nonsolicitation or confidentiality provision or any other material provision contained in any agreement between you and the Employer;

(iv)	(a) any material act by you involving dishonesty or disloyalty with respect to the business of the Employer or (b) any act by you involving moral turpitude which adversely affects the business of the Employer; or

(v)	the breach by you of any material provision of the Employer’s code of ethics or policies with regard to trading in securities of the Company or any other policies or regulations of the Employer governing the conduct of its employees or contractors.

The determination of whether your termination of employment is for Cause shall be made by the Employer, in its sole and absolute discretion, and such determination shall be final, conclusive and binding on you.

D. “Code” means the Internal Revenue Code of 1986, as amended.

E. “Company” means National Financial Partners Corp., a Delaware corporation, and any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

F. “Eligible Employee” means an employee of an Employer, other than (a) any employee listed as a named executive officer on the Company’s current or prior proxy statements as filed with the Securities and Exchange Commission, (b) an employee who, on the Separation Date, is both a participant under and is eligible to receive payment or benefits under the National Financial Partners Corp. Change in Control Severance Plan, (c) an employee covered by a collective bargaining agreement, or (d) a leased employee, a temporary or seasonal employee, or an independent contractor or consultant.

G. “Employer” means the Company and the Participating Employers hereunder.

H. “Participating Employer” means, as of the Effective Date, NFP Insurance Services, Inc. and NFP Securities, Inc., and any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of a Participating Employer and such successors and assignees shall perform the Participating Employer’s obligations under the Plan, in the same manner and to the same extent that the Participating Employer would be required to perform if no such succession or assignment had taken place. The Board of Directors of the Company, an authorized committee thereof, or its designee may, in its sole discretion, designate other Affiliates as Participating Employers hereunder.

I. “Separation Date” means the date designated by the Employer as the date on which your employment with the Employer is scheduled to terminate, which may be postponed or accelerated by the Employer in its sole discretion.

J. “Severance Pay” means the amount payable to, and benefits payable on behalf of, an Eligible Employee who satisfies the requirements set forth in Section III hereof, in accordance with Section IV hereof.

K. “Severance Period” means the period during which Severance Pay under the Plan is paid to you.

III.	Eligibility

A. You are eligible to participate in the Plan if:

(i)	you are an active Eligible Employee; and

(ii)	you receive written notice that your employment is being involuntarily terminated without Cause by your Employer.

Notwithstanding the foregoing, you are not eligible to participate in the Plan if you are offered a new position by the Employer, a Participating Employer or one of the Company’s Affiliates that is (a) substantially the same with respect to duties or responsibilities and compensation and benefits as your position at the time of your termination and (b) within 50 miles of your principal place of employment at the time of your termination, provided that the Plan Administrator (as defined below) may elect not to enforce this provision with respect to certain Eligible Employees, in its sole discretion.

B. Your entitlement to Severance Pay is expressly contingent upon your satisfaction of the following requirements:

(i)	you must remain employed by the Employer in good standing, as determined by the Employer in its sole discretion, until your Separation Date and not be terminated for Cause or voluntarily resign before your Separation Date;

(ii)	you must continue to perform your duties as assigned in a satisfactory manner and otherwise comply with all Company policies (as determined at the sole discretion of the Employer) through your Separation Date;

(iii)	you must return to the Employer, by your Separation Date, all property belonging to the Employer, including, but not limited to, confidential information, vehicles, records, lists, keys, credit cards, files, papers, billing information, cell phones, electronic devices, computers and other equipment;

(iv)	you must comply with the covenants and agreements set forth in Section VIII of the Plan until the expiration of the Severance Period; and

(v)	you must sign, return and not revoke an Agreement (as defined below) within the requisite time period (as further described in Sections V and VI below).

If you are terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, Cause existed, would have existed, or now exists to terminate your employment, your termination will be deemed to have been for Cause and you will be ineligible for Severance Pay under the Plan. In the event that Severance Pay has already been paid by the Employer, the Employer will be entitled to recover any payments previously paid to you if it determines that you engaged in conduct that would render you ineligible for Severance Pay under the Plan.

IV.	Severance Pay

If you are an Eligible Employee and you satisfy the requirements set forth in Section III above, you will be entitled to receive Severance Pay, based on your title as of your Separation Date as set forth in the chart below. You will also be paid an amount for any accrued and unused paid time off days for the calendar year in which your Separation Date occurs, based on your rate of Base Salary, which accrued amounts shall be paid no later than the payroll date for the first full payroll period following your Separation Date. For purposes of the following, credit for partial years of service shall be prorated on a monthly basis (subject to the maximum set forth below).

Title	Weeks of Base Pay Per Years of Service	Maximum
Executive Vice President	4 weeks	26 weeks
Senior Vice President or Vice President	3 weeks	26 weeks
All other Eligible Employees	2 weeks	12 weeks

V.	Commencement of Payment of Severance Pay Under the Plan

As noted above, in order to receive Severance Pay under the Plan, you must submit a signed and dated Agreement and General Release (in the form provided by the Employer) to the Employer, c/o Director of Human Resources, National Financial Partners Corp., 340 Madison Avenue, 19th Floor, New York, NY 10173, and such Agreement and General Release must be received by the Director of Human Resources on or before the 21st or 45th day, as applicable, following your receipt thereof and, as applicable, the disclosure information provided under the Older Workers Benefit Protection Act. Notwithstanding the foregoing, in the event you return the executed and non-revocable original of the Agreement and General Release prior to your Separation Date, your receipt of Severance Pay will also be conditioned upon your submission of a signed and dated Supplemental General Release (in the form provided by the Employer on or before your Separation Date) to the Employer (at the address listed above), which Supplemental General Release must be received by the Director of Human Resources on or before the 21st or 45th day, as applicable, following your receipt thereof and, as applicable, the disclosure information provided under the Older Workers Benefit Protection Act. The Agreement and General Release, and, if applicable, the Supplemental General Release, are referred to herein as the “Agreement.” Such

Agreement will contain a release of any claims that you may have against the Employer and its related parties, and certain other covenants, including, without limitation, confidentiality and non-disparagement covenants, and will confirm your agreement to the non-solicitation provisions under Section VIII of the Plan.

If you fail to sign and return the Agreement to the Employer at the address in the paragraph above within the timeframe specified above, or you timely elect to revoke the Agreement (as described in Section VI below), you will not be eligible to receive Severance Pay under the Plan and will have no rights under the Plan in connection with your termination of employment.

As described below, no Severance Pay is payable under the Plan until you sign and return the Agreement to the Employer and your time for revocation of the Agreement expires.

Your decision to sign the Agreement and receive Severance Pay is entirely voluntary, and is yours alone. No one from the Company or any of the Participating Employers is permitted to advise you as to what decision you should make.

VI.	Revocation of the Agreement

If you sign and return the Agreement to the Employer at the address listed in Section V above, you will have the time set forth in the Agreement, which shall be at least seven (7) days following the date that you sign the Agreement to change your decision and revoke the Agreement (the “Revocation Period”). If the last day of the Revocation Period falls on a Saturday, Sunday or a legal holiday, then the last day of the Revocation Period will be deemed to be the next business day. You may exercise your right to revoke the Agreement by delivering a written notice of revocation to the Employer at the address listed in Section V above, and such revocation notice must be received by the Director of Human Resources by no later than the last day of the Revocation Period. Assuming you do not revoke the Agreement, it will become final on the day after the last day of the Revocation Period. If you exercise your right to revoke the Agreement, you will not be eligible to receive Severance Pay under this Plan or the Agreement in connection with your termination of employment.

VII.	Payment of Severance Pay

A. Severance Pay will be paid as follows:

(i)	If you are an Executive Vice President, Senior Vice President or Vice President, payment of your Severance Pay under the Plan will be made to you in installments in accordance with the Employer’s normal payroll practices. These payments will begin on the payroll date for the first full payroll period following the Employer’s receipt of a fully executed and non-revocable original of the Agreement and General Release, or, if applicable and if later, the Supplemental General Release.

(ii)	If you are an Eligible Employee other than as described in clause (i) above, you will receive your Severance Pay in a lump sum on the payroll date for the first full payroll period following the Employer’s receipt of a fully executed and non-revocable original of the Agreement and General Release, or, if applicable and if later, the Supplemental General Release.

B. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Employer to you upon such terms and conditions as the Plan Administrator may prescribe.

C. In the event that you die following your involuntary termination of employment without Cause and before receiving the Severance Pay due to you under the Plan, such amount will be paid to the appointed administrator, executor or personal representative of your estate in accordance with this Section VII. If the Plan

Administrator shall find that any person to whom any benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any such benefit due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to Severance Pay under the Plan, in such manner and proportions as the Plan Administrator may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of the Employer and the Plan Administrator under the Plan.

VIII.	Non-Solicitation

A. In order to receive your Severance Pay, during your employment and at all times prior to completion of the Severance Period you shall not do either of the following:

(i)	directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit or hire or attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company’s Affiliated Group (as defined below) or induce any employee, agent or contractor of the Company’s Affiliated Group to terminate his or her employment or cease doing business with the Company’s Affiliated Group for any reason whatsoever. Nothing in the foregoing shall be deemed to prohibit you or any other person or entity from hiring any employee, agent or contractor of the Company’s Affiliated Group who responds to a solicitation of a general nature not directed to such employee, agent, or contractor; nor shall the foregoing be deemed to prohibit any other person or entity with which you may become affiliated from soliciting or hiring any employee, agent or contractor of the Company’s Affiliated Group provided that you have no direct or indirect involvement in such solicitation or hiring.

(ii)	directly or indirectly, on your own behalf or on behalf of any other person or entity (a) engage in any business transaction or relationship or perform any services in any material way competitive with the Company’s Affiliated Group with or for a client or prospective client of the Company’s Affiliated Group, known by you to be such, or (b) interfere with any business relationship between the Company’s Affiliated Group or induce any client or prospective client to discontinue any business relationship with the Company’s Affiliated Group or to refrain from entering into a business relationship or transaction with the Company’s Affiliated Group.

As used herein, the “Company’s Affiliated Group” shall mean the Company and all corporations, partnerships or other legal entities which, directly or indirectly, are in control of, are controlled by, or under common control with, the Company.

B. Any provision of this Section VIII that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the foregoing, in the event that any provision of this Section VIII is determined to be unenforceable by reason of its extension for too great a period of time or over too great a range of activities, it will be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

C. In the event you breach Section VIII.A of the Plan, the Employer will incur damages, the amount of which will be difficult or impossible to ascertain, and any damages at law awarded to the Employer will be an insufficient remedy to the Employer. Therefore, the Employer will be entitled to elect to recover as liquidated damages, and not as a penalty, the total amount of the Severance Pay provided to you hereunder in the event you breach Section VIII.A of the Plan. The foregoing remedies will be cumulative and not exclusive remedies for any breach of Section VIII.A.

IX.	Repayment of Severance Pay Upon Re-Employment with the Employer

If your employment is terminated and you receive Severance Pay under the Plan, your ability to be later rehired by the Employer may be conditioned on your return of all or a portion of Severance Pay you received under the Plan, as determined by the Employer in its sole discretion.

X.	Advisors

Your decision to participate in the Plan is important and should be given careful thought. You have the right and the opportunity to consult with an attorney of your choice before you sign the Agreement. You may also wish to consult with a tax advisor or financial consultant.

XI.	Entitlement to Other Benefits

If you are eligible to receive Severance Pay under the Plan (whether or not you choose to participate), you will not be entitled to receive any other severance, separation, retention, notice or termination payments on account of your employment with or separation from the Employer under any other plan, policy, program or agreement, which such plans, policies, programs and agreements will be deemed superseded and amended to reflect the terms hereof. If, for any reason, you are entitled to or receive any other severance, separation, retention, notice or termination payments on account of your employment with the Employer (including, for example, any payments required to be paid to you by the Employer under any federal or state law such as the Worker Adjustment and Retraining Notification Act, other than unused time off and floating holidays accrued as of your Separation Date), your Severance Pay under the Plan will be reduced by the amount of such other payments paid or payable to you, unless otherwise prohibited by law.

XII.	ERISA Information

The following information is required to be provided to you under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

OFFICIAL NAME OF THE PLAN:	National Financial Partners Corp. Severance Plan

SPONSOR:	National Financial Partners Corp. 340 Madison Avenue, 19th Floor New York, NY 10173 (212) 301-4000

EMPLOYER IDENTIFICATION NUMBER (EIN):	13-4029115

PLAN NUMBER:	507

TYPE OF PLAN:	Employee Welfare Benefit Plan

PLAN YEAR:	January 1 to December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Human Resources Committee National Financial Partners Corp. 340 Madison Avenue, 19th Floor New York, NY 10173 (212) 301-4000

PLAN EFFECTIVE DATE:	February 1, 2009

Subject to the limitations of applicable law, the Plan Administrator may delegate any and all of its powers and responsibilities hereunder to other persons.

The Plan Administrator and its designees shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the committee comprising the Plan Administrator and each director, officer and employee of the Employer for liabilities or expenses that they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator or its designee will also answer any questions you may have about the Plan. Service of legal process may be made upon the Plan Administrator. If the position designated above as Plan Administrator no longer exists or is not filled at any particular time (or the person filling such position is incapacitated), the Company shall appoint another person or position to act as Plan Administrator hereunder.

All Severance Pay under the Plan is paid out of the general assets of the Employer. The Plan is not funded and has no assets.

XIII.	Claims Procedure

If you are a participant under the Plan, you will automatically receive the benefits to which you are entitled under the Plan. If you (or your beneficiary, if applicable) feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Claim Administrator, who is Director of Human Resources, National Financial Partners Corp., 340 Madison Avenue, 19th Floor, New York, NY 10173, with respect to your rights to receive benefits from the Plan. You will be informed of the Claim Administrator’s decision with respect to your claim within ninety (90) days after it is filed. Under special circumstances, the Claim Administrator may require an additional period of not more than ninety (90) days to review your claim. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Claim Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which you respond to the Plan’s request for information to the extent required by law.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, you will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If your claim has been denied, or an adverse benefit determination has been made, you may request that the Plan Administrator review the denial. The request must be in writing and must be made within sixty (60) days after written notification of denial. In connection with this request, you (or your duly authorized representative) are entitled to (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.

The review by the Plan Administrator will take into account all comments, documents, records, and other information you submit relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan’s request for information to the extent required by law.

The Plan Administrator’s decision on the claim for review will be communicated to you in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of your right to bring a civil action under Section 502(a) of ERISA. The decision of the Plan Administrator is final, conclusive and binding on all parties.

The foregoing procedures must be exhausted before you bring a legal action seeking payment of benefits under the Plan.

XIV.	Plan Interpretation and Benefit Determination

The Plan is administered and operated by the Plan Administrator (or the Claim Administrator with respect to initial benefit claims) who has complete authority, in such person’s sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, Severance Pay due under the Plan to participants and their beneficiaries. All such interpretations and determinations of the Plan Administrator (or the Claim Administrator with respect to initial benefit claims), whether of fact or law, shall be final, conclusive and binding upon all parties and persons affected thereby.

XV.	Amendment and Termination

The Company reserves the right, in its sole and absolute discretion, to terminate, modify and amend the Plan in whole or in part, at any time, for any reason, with or without advance notice, by action of the Company’s Board of Directors or an authorized committee thereof. If the Plan is terminated, amended or modified, your right to participate in, or receive Severance Pay under, the Plan may be changed; provided, however, that the Severance Pay payable to a participant who has been provided an Agreement to consider in connection with the Plan prior to such termination, amendment or modification, shall not be reduced by the termination, amendment or modification. No individual may become entitled to additional Severance Pay or other rights under the Plan after the Plan is terminated. Under no circumstances will any benefit under the Plan ever vest or become nonforfeitable.

XVI.	Compliance with Section 409A

Although the Employer makes no guarantee with respect to the treatment of payments under the Plan and shall not be responsible in any event with regard to their compliance with Section 409A (as defined below), the Plan is intended to be exempt from Section 409A of the Code and any regulations or official guidance relating thereto (collectively, “Section 409A”) and shall be limited, construed and interpreted in accordance with such intent. No payment described hereunder will be made unless and until you have had a “separation from service” within the meaning of Section 409A. It is intended that your Separation Date constitutes a “separation from service” under Section 409A.

XVII.	ERISA Rights

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of any summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report, if any, from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XVIII.	Miscellaneous

The records of the Employer with respect to base pay, years of service, title, grade and all other relevant matters shall be final, conclusive and binding for all purposes of the Plan.

The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any participant, employee (or any beneficiary of either), or other person any legal or equitable right against the Employer or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Employer of any employee be modified or in any way affected by the Plan.

The Plan is intended to constitute an “employee welfare benefit plan” under Section 3(1) of ERISA. The Plan shall be construed, administered and governed under the laws of the State of New York, to the extent not preempted by ERISA or other federal law.

Nothing contained herein shall be construed as conferring upon you the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge you at any time for any reason whatsoever.

Any benefit payable under the Plan shall not be deemed salary or other compensation to you for the purposes of computing benefits to which you may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

All announcements, notices and other communications regarding the Plan shall be made by the Employer in writing (electronic or otherwise).

This Plan supersedes all severance policies or practices (verbal or written) covering the matters addressed herein. In addition, this Plan will supersede any established and/or unwritten policies that were distributed prior to this date.